Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “VALLON PHARMACEUTICALS, INC.”, FILED IN THIS OFFICE ON THE TENTH DAY OF FEBRUARY, A.D. 2021, AT 1:15 O`CLOCK P.M.

6705195 8100 SR# 20210402766 You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 202484370 Date: 02-10-21

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Vallon Pharmaceuticals, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”, does hereby certify that:

FIRST: Effective as of 11:59 p.m., New York City time on February 10,2021, Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated in its entirety as follows:

“Section 4.1           Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 260,000,000, of which 250,000,000 shall be designated as Common Stock, par value $0.0001 per share (the “Common Stock”, and 10,000,000 shall be designated as Preferred Stock, par value $0.0001 per share (the “Preferred Stock”.

Effective as of 11:59 p.m., New York City time on February 10,2021 (the “Split Effective Time”, the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of the Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that each forty (40) shares of Common Stock immediately prior to the Split Effective Time shall be automatically reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued in the reclassification and, in lieu thereof a fractional share of Common Stock as a result of the reclassification, following the Split Effective Time, shall be rounded up to the nearest whole share. Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Split Effective Time).”

SECOND: This Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this 10th day of February, 2021.

VALLON PHARMACEUTICALS, INC.

By:
Name:	David Baker
Title:	Chief Executive Officer

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:14 PM 02 10 2021

FILED 01:15 PM 02/10/2021

SR 20210402766 - FUeNumber 6705195